Exhibit 99.1
Kraton Corporation Announces First Quarter 2020 Results
HOUSTON, April 29, 2020 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global sustainable producer of  specialty polymers and high-value biobased products derived from pine wood pulping co-products, announces financial results for the quarter ended March 31, 2020.
FIRST QUARTER 2020 SUMMARY

▪
First quarter 2020 results reflect the benefit of geographic and end-market diversification, with no material impact associated with COVID-19 during the quarter. Our plants continued to operate at normal capacities, and our supply chain remained largely intact, with adequate availability of key raw materials.

▪	First quarter consolidated net income of $209.0 million, compared to $13.6 million in the first quarter of 2019.

▪	Included in consolidated net income is the gain on disposition of our Cariflex™ business of $175.2 million. See further discussion within Cash Flow and Capital Structure.

▪	First quarter consolidated Adjusted EBITDA(1) of $77.9 million, down 12.9% compared to the first quarter of 2019.

▪
Polymer segment operating income of $17.9 million, up 93.8% compared to the first quarter of 2019, and Adjusted EBITDA(1) of $51.2 million, up 6.3% compared to $48.2 million in the first quarter of 2019.

▪	Stable unit margins across all product lines and lower fixed costs due to fixed costs management initiatives and timing.

▪
Chemical segment operating income of $10.3 million, down 60.1% compared to the first quarter of 2019, and Adjusted EBITDA(1) of $26.7 million, down 35.3% compared to $41.3 million in the first quarter of 2019.

▪	Unit margins were lower compared to the first quarter of 2019, primarily in the Crude Sulfate Turpentine chain.

▪
Sales volumes were up 6.3% for the first quarter of 2020, due to increased sales of raw materials, compared to constrained raw material availability for the first quarter of 2019, and to increase sales of Tall Oil Rosin upgrades.

▪
In connection with the sale of our Cariflex business on March 6, 2020, during the first quarter, consolidated debt was reduced by $378.8 million. Consolidated Net Debt(1) excluding the effect of foreign currency was reduced by $484.6 million.

▪	$350 million of liquidity at quarter end, comprised of $150 in cash and approximately $200 million of borrowing availability under the $250 million ABL Facility.

	Three Months Ended March 31,
	2020	2019
	(In thousands, except percentages and per share amounts)
Revenue	$427,269	$456,411
Polymer segment operating income	$17,925	$9,250
Chemical segment operating income	$10,316	$25,885
Consolidated net income	$209,020	$13,612
Adjusted EBITDA (non-GAAP)(1)	$77,879	$89,432
Adjusted EBITDA margin (non-GAAP)(2)(3)	18.2%	19.6%
Diluted earnings per share	$6.47	$0.39
Adjusted diluted earnings per share (non-GAAP)(1)	$0.27	$0.88
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)
For the three months ended March 31, 2020, Adjusted EBITDA margin adjusted for the Isoprene Rubber Supply Agreement (“IRSA”) entered into in connection with the sale of our Cariflex business would be 17.7%. For the three months ended March 31, 2019, Adjusted EBITDA margin adjusted for lost revenues from Hurricane Michael would be 19.2%.

“Our first core value at Kraton is Safety,” said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. “In today’s COVID-19 world, we have taken extraordinary steps to ensure the health and safety of all our employees globally. Approximately half our colleagues today continue to work remotely, while those essential to operate our polymer and chemical plants and innovation centers globally are taking additional cautious measures to mitigate any possible exposure to the coronavirus. We are grateful that because of these actions we undertook, first in China, and later extending across our global network, we have had very few confirmed COVID-19 cases. Moreover, our dedicated colleagues continue to keep our global business fully operational, supplying customers in all regions, in many cases with chemical and polymer raw materials essential to slow the spread of the virus, or that are sadly needed to respond to increased demand in vital medical supply chains,” added Fogarty.
“As for our overall first quarter 2020 results, we are very pleased to have delivered $77.9 million of Adjusted EBITDA, especially considering this to be against a backdrop of such a uniquely challenging global operating environment. Kraton’s results for the quarter reflect the benefit of our broad geographic and end market diversification, evidence of the sustainability of our business model. During the quarter we saw positive demand trends in a number of end markets, including medical applications such as IV bags and in personal care and hygiene products. We also saw growing sales into adhesive markets, driven by tapes and labels for packaging applications as well as construction adhesives used in applications such as medical gowns and masks. Our first quarter results also benefited from our disciplined approach to cost management, and we project we remain on track to deliver $20 million of run rate cost savings in 2020. As a critical supplier of key inputs into a wide range of products that are vital in the current market, our production facilities around the globe have continued to operate at normal capacities. Currently, we have adequate access to key raw materials, and we have had minimal disruption in our global supply chain and customer fulfillment capability. We are also very pleased to have completed the sale of our Cariflex business in the quarter, providing for a substantial debt reduction and improving our capital structure and liquidity position,” said Fogarty.
“Following the sale of our Cariflex business in early March, we paid off the USD Tranche under our Term Loan Facility and paid approximately $84.7 million under the Euro Tranche. As a result, we reduced consolidated net debt by $495.3 million during the quarter. Furthermore, we ended the first quarter with liquidity of approximately $350 million, with cash of $151.5 million, and a borrowing base of $198 million under our $250 million ABL facility. In addition, and as announced on April 15th, we have renewed our ABL facility, extending the maturity date until January of 2023,” said Fogarty.
Polymer segment Adjusted EBITDA was $51.2 million in the first quarter of 2020, up $3.0 million or 6.3% compared to the first quarter of 2019. Lower fixed costs and continued stability in Polymer segment unit margins, as evidenced by Gross Profit of $68.7 million and Adjusted Gross Profit of $1,070 per ton, contributed to an Adjusted EBITDA margin of 21.3% for the quarter. Although sales volume for the segment was down 4.0% compared to the first quarter of 2019, the decrease was attributable to lower paving sales in our Performance Products business relative to the first quarter of 2019, during which customers built significant inventories in anticipation of a strong 2019 paving season, which was partially offset by higher sales of styrene-isoprene-styrene (“SIS”) grades into adhesive applications, particularly into medical products. Specialty Polymers sales volume was up modestly compared to the first quarter of 2019, largely due to the timing of sales to a large lubricant additive customer, and we did see encouraging signs that our Hydrogenated Styrenic Block Copolymer customers in China are working to resume production earlier than expected. With regard to our Cariflex business, we completed the sale to Daelim Industrial Co., Ltd. (“Daelim”) in early March. As we did not own the Cariflex business for the entirety of the first quarter of 2020, Cariflex sales volume was down 9.8% compared to the first quarter of 2019.
Adjusted EBITDA for the Chemical segment was $26.7 million in the first quarter of 2020, down $14.6 million or 35.3% compared to the first quarter of 2019. Sales volume was up 6.3% compared to the first quarter of 2019 in which we experienced constrained availability of Crude Tall Oil. However, the impact of higher sales volume and lower average raw material costs was more than offset by lower selling prices and margins in our Crude Sulfate Turpentine chain, and to a lesser extent our Tall Oil Rosin chain. Sales volume for Adhesives was up 4.3% compared to the year-ago quarter, reflecting demand in packaging and construction applications. Performance Chemicals sales volume was up 7.5% compared to the first quarter of 2019, with lower Tall Oil Fatty Acid ("TOFA") and derivative sales more than offset by higher opportunistic sales of raw materials, while sales volume for Tires was up 1.3% versus the first quarter of 2019.

Polymer Segment

	Three Months Ended March 31,
	2020	2019
	(In thousands, except percentages)
Performance Products	$118,760	$138,092
Specialty Polymers	77,917	82,010
Cariflex(1)	36,930	40,867
Isoprene Rubber(1)	6,859	—
Other	(86)	86
Polymer Segment Revenue	$240,380	$261,055

Operating income	$17,925	$9,250
Adjusted EBITDA (non-GAAP)(1)(2)	$51,169	$48,153
Adjusted EBITDA margin (non-GAAP)(3)(4)	21.3%	18.4%
__________________________________________________

(1)
Our Cariflex revenue represents sales through March 6, 2020. Following the completion of our Cariflex business sale to Daelim subsequent to March 6, 2020, we commenced Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $3.4 million, which represents revenue deferred until the products are sold under the IRSA.

(2)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(3)	Defined as Adjusted EBITDA as a percentage of revenue.

(4)	For the three months ended March 31, 2020, Adjusted EBITDA margin adjusted for the IRSA would be 20.5%.
Q1 2020 VERSUS Q1 2019 RESULTS
Revenue for the Polymer segment was $240.4 million for the three months ended March 31, 2020 compared to $261.1 million for the three months ended March 31, 2019. The decrease was driven by lower sales volumes in Performance Products, and lower average sales prices resulting from lower raw material costs across all product lines. Sales volumes of 70.8 kilotons for the three months ended March 31, 2020 decreased 4.0% compared to the three months ended March 31, 2019. The 7.9% decline in Performance Products sales volumes was driven by higher relative pre-buy activity during the three months ended March 31, 2019, partially offset by stronger sales of SIS into adhesives applications. Specialty Products sales volumes increased 3.9% due to timing of purchases by a significant lubricant additives customer. Cariflex sales volumes decreased 9.8% due to the completion of the sale of Cariflex on March 6, 2020. With the completion of the Cariflex sale, the IRSA provided one kiloton of sales volume for the three months ended March 31, 2020. The negative impact from changes in currency exchange rates between the periods was $4.3 million.
For the three months ended March 31, 2020, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $51.2 million compared to $48.2 million for the three months ended March 31, 2019. The 6.3% increase in Adjusted EBITDA is attributed to lower fixed costs due to fixed costs management initiatives and timing, stronger sales of SIS into adhesives applications, and stable unit margins across all product lines, partially offset by lower volumes in Performance Products due to timing of pre-buy activity. Also included in Adjusted EBITDA is the amortization of non-cash deferred income of $3.4 million, which represents revenue deferred until the products are sold under the IRSA. The negative effect from changes in currency exchange rates between the periods was $1.9 million. During the first quarter 2020, COVID-19 did not have a material impact on our business and results of operations. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended March 31,
	2020	2019
	(In thousands, except percentages)
Adhesives	$64,895	$65,576
Performance Chemicals	110,742	116,753
Tires	11,252	13,027
Chemical Segment Revenue	$186,889	$195,356

Operating income	$10,316	$25,885
Adjusted EBITDA (non-GAAP)(1)(2)	$26,710	$41,279
Adjusted EBITDA margin (non-GAAP)(2)(3)	14.3%	21.1%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	For the three months ended March 31, 2019, Adjusted EBITDA margin adjusted for lost revenues from Hurricane Michael would be 20.2%.
Q1 2020 VERSUS Q1 2019 RESULTS
Revenue for the Chemical segment was $186.9 million for the three months ended March 31, 2020 compared to $195.4 million for the three months ended March 31, 2019. The decrease in Chemical segment revenue was primarily attributable to lower average selling prices for derivatives in our CST and TOR chains, partially offset by higher sales volumes. Sales volumes were 110.1 kilotons for the three months ended March 31, 2020, an increase of 6.5 kilotons or 6.3%, due to higher raw material and TOR sales in Performance Chemicals and Adhesives, partially offset by TOFA and TOFA derivatives. As a result, Performance Chemicals, Adhesives, and Tires sales volumes increased 7.5%, 4.3%, and 1.3%, respectively. The negative effect from changes in currency exchange rates between the periods was $2.8 million.
For the three months ended March 31, 2020, the Chemical segment generated $26.7 million of Adjusted EBITDA (non-GAAP) compared to $41.3 million for the three months ended March 31, 2019. The 35.3% decrease in Adjusted EBITDA was due to lower unit margins primarily driven by lower average selling prices, which adversely impacted pricing for derivatives in our CST and TOR chains. This decrease was partially offset by higher sales volumes of raw materials and TOR upgrades. The positive effect from changes in currency exchange rates between the periods was $0.3 million. During the first quarter 2020, COVID-19 did not have a material impact on our business and results of operations. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the three months ended March 31, 2020, we reduced Kraton indebtedness by approximately $378.8 million, and Consolidated Net Debt excluding the effect of foreign currency (non-GAAP) by $484.6 million. Further, we had approximately $350.0 million of available liquidity, comprised of $151.5 million of cash on hand and a borrowing base of $198.3 million largely undrawn on our ABL facility as of March 31, 2020.
On March 6, 2020, we completed the sale of our Cariflex business to Daelim for gross proceeds of $530.0 million, adjusted for incremental working capital of $5.8 million, less contractual capital contributions of $25.3 million. The transaction is subject to a customary post-closing working capital adjustment and a contractual capital contribution post-closing adjustment. Upon closing, we recognized a gain of $175.2 million, and as part of the consideration received, entered into a multi-year Isoprene Rubber Supply Agreement ("IRSA") with Daelim. As the IRSA product sales are at cost, we deferred approximately $180.6 million of revenue, of which $158.2 million and $22.4 million are recorded within deferred income and other payables and accruals, respectively, on the condensed consolidated balance sheet. The deferred income will be amortized into revenue as a non-cash transaction when the products are sold. In accordance with the IRSA, we will supply Isoprene Rubber to Daelim for a period of five years, with an optional extension for an additional five years.
We used the $510.5 million net proceeds from the transaction principally for repayment of the full outstanding balance of $290.0 million under the U.S. dollar denominated tranche (the “USD Tranche”) of the Company's senior secured term loan facility (the “Term Loan Facility”) and repayment in the amount of €75.0 million, or approximately $84.7 million, of borrowings under the Euro dollar denominated tranche (the “Euro Tranche”) of the Term Loan Facility. We intend to use the remaining proceeds in accordance with the terms of the Term Loan Facility to make additional repayments of debt, invest in strategic assets of the Company, and/or pay transaction costs.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Consolidated Net Debt (non-GAAP):

	March 31, 2020	December 31, 2019
	(In thousands)
Kraton debt	$916,583	$1,288,277
KFPC(1)(2) loans	95,238	102,385
Consolidated debt	1,011,821	1,390,662

Kraton cash	148,351	24,631
KFPC(1) cash	3,151	10,402
Consolidated cash	151,502	35,033

Consolidated net debt	$860,319	$1,355,629

Effect of foreign currency on consolidated net debt	10,740
Consolidated net debt excluding effect of foreign currency	$871,059
__________________________________________________

(1)	Kraton Formosa Polymers Corporation (“KFPC”) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

OUTLOOK
While our first quarter results were not materially impacted by COVID-19, the progression of COVID-19 may result in significant disruption in global demand fundamentals for the balance of 2020. As it is not possible to determine the magnitude or duration of the impact that COVID-19 may have for the balance of 2020, we are not providing full year 2020 Adjusted EBITDA guidance at this time. This decision is based solely on our inability to effectively determine likely outcomes from COVID-19 progression, or to translate a wide range of possible scenarios into an accurate financial forecast, and is not a reflection of any specific concerns or known adverse developments in our business.

We will continue to monitor the potential impacts of COVID-19 on customer demand and we intend to maintain transparency around demand trends and market developments and our expectations for their impact on our business results as the year progresses.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures used are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt (including as adjusted to exclude the effect of foreign currency), and Adjusted Gross Profit. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between FIFO and ECRC, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan based incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income (loss) before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements, which can vary from the terms used herein. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Gross Profit and Adjusted Gross Profit Per Ton: We define Adjusted Gross Profit Per Ton as Adjusted Gross Profit divided by total sales volume (for each reporting segment or on a consolidated basis, as applicable). We define Adjusted Gross Profit as gross profit excluding certain charges and expenses. Adjusted Gross Profit is limited because it often varies substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices.
Adjusted Diluted Earnings (Loss) Per Share: We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings (Loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt: We define Consolidated Net Debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses Consolidated Net Debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using Consolidated Net Debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on our foreign currency denominated debt agreements.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, April 30, 2020 at 9:00 a.m. (Eastern Time) to discuss first quarter 2020 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the Kraton Conference Call – Passcode: 8680118. U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 30, 2020 through 1:59 a.m. (Eastern Time) on May13, 2020. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 888-566-0418 (toll free) or203-369-3043 (toll).
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global sustainable producer of  specialty polymers and high-value biobased products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, roads, construction, metalworking fluids and lubricants, inks, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “on track” or “anticipates,” or by discussions of strategy, plans, or intentions. The statements in this press release that are not historical statements, including, but not limited to, statements regarding our expectations as to the continued impact of the COVID-19 pandemic (including governmental and regulatory actions) on demand for our products, on the economy and on our customers, suppliers, employees, business and results of operations (including full-year 2020 Adjusted EBITDA) and our expectations regarding run rate cost savings for 2020 are forward-looking statements.
All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in our most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings made by us with the U.S. Securities and Exchange Commission (the “SEC”), and include, but are not limited to, risks related to: our ability to repay or re-finance indebtedness and risk associated with incurring additional indebtedness; our reliance on third parties for the provision of significant operating and other services; the impact of extraordinary events, including health epidemics or pandemics such as COVID-19 (including governmental and regulatory actions relating thereto), natural disasters and other weather conditions and terrorist attacks; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in our end-use markets; fluctuations in global tariffs and logistics costs; and other factors of which we are currently unaware or deem immaterial. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. To the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior reports and other filings with the SEC, the information contained in this press release updates and supersede such information. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and we assume no obligation to publicly update or revise such forward-looking statements in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue	$427,269	$456,411
Cost of goods sold	308,069	349,409
Gross profit	119,200	107,002
Operating expenses:
Research and development	10,792	10,551
Selling, general, and administrative	49,058	40,894
Depreciation and amortization	31,173	31,522
Gain on insurance proceeds	—	(11,100)
Gain on disposal of fixed assets	(64)	—
Operating income	28,241	35,135
Other income (expense)	327	(259)
Disposition and exit of business activities	175,214	—
Gain (loss) on extinguishment of debt	(13,954)	210
Earnings of unconsolidated joint venture	101	121
Interest expense, net	(17,461)	(18,941)
Income before income taxes	172,468	16,266
Income tax benefit (expense)	36,552	(2,654)
Consolidated net income	209,020	13,612
Net income attributable to noncontrolling interest	(934)	(944)
Net income attributable to Kraton	$208,086	$12,668
Earnings per common share:
Basic	$6.55	$0.40
Diluted	$6.47	$0.39
Weighted average common shares outstanding:
Basic	31,587	31,633
Diluted	31,949	31,901

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$151,502	$35,033
Receivables, net of allowances of $551 and $434	201,045	169,603
Inventories of products, net	341,981	332,457
Inventories of materials and supplies, net	31,991	32,211
Prepaid expenses	9,088	6,991
Other current assets	17,149	22,385
Current assets held for sale	—	51,356
Total current assets	752,756	650,036
Property, plant, and equipment, less accumulated depreciation of $652,077 and $639,197	907,150	925,940
Goodwill	772,045	772,418
Intangible assets, less accumulated amortization of $296,010 and $285,819	315,966	325,877
Investment in unconsolidated joint venture	11,390	11,971
Deferred income taxes	70,091	8,863
Long-term operating lease assets, net	86,204	85,003
Other long-term assets	21,131	25,219
Long-term assets held for sale	—	27,058
Total assets	$2,936,733	$2,832,385
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$62,816	$53,139
Accounts payable-trade	171,797	168,541
Other payables and accruals	173,041	112,645
Due to related party	20,228	17,470
Current liabilities held for sale	—	14,849
Total current liabilities	427,882	366,644
Long-term debt, net of current portion	936,572	1,311,486
Deferred income taxes	125,770	125,240
Long-term operating lease liabilities	67,162	66,624
Deferred income	160,779	11,049
Other long-term liabilities	153,569	161,911
Long-term liabilities held for sale	—	3
Total liabilities	1,871,734	2,042,957

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,855 shares issued and outstanding at March 31, 2020; 31,751 shares issued and outstanding at December 31, 2019	319	318
Additional paid in capital	393,128	392,208
Retained earnings	674,047	464,712
Accumulated other comprehensive loss	(41,007)	(105,795)
Total Kraton stockholders' equity	1,026,487	751,443
Noncontrolling interest	38,512	37,985
Total equity	1,064,999	789,428
Total liabilities and equity	$2,936,733	$2,832,385

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$209,020	$13,612
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	31,173	31,522
Lease amortization	6,164	4,767
Amortization of debt original issue discount	148	267
Amortization of debt issuance costs	1,031	1,110
Amortization of deferred income	(3,497)	—
Gain on disposal of property, plant, and equipment	(64)	—
(Gain) loss on extinguishment of debt	13,954	(210)
Earnings from unconsolidated joint venture, net of dividends received	406	410
Deferred income tax provision	(64,319)	(595)
Gain on disposition and exit of business activities	(175,214)	—
Share-based compensation	2,848	3,309
Decrease (increase) in:
Accounts receivable	(32,359)	(63,164)
Inventories of products, materials, and supplies	(18,914)	(5,877)
Other assets	2,808	861
Increase (decrease) in:
Accounts payable-trade	5,023	(1,134)
Other payables and accruals	24,561	(9,397)
Other long-term liabilities	(4,206)	(2,177)
Due to related party	2,619	(3,508)
Net cash provided by (used in) operating activities	1,182	(30,204)
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(17,446)	(22,327)
KFPC purchase of property, plant, and equipment	(52)	(783)
Purchase of software and other intangibles	(2,089)	(3,287)
Cash proceeds from disposition and exit of business activities	510,500	—
Net cash provided by (used in) investing activities	490,913	(26,397)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	76,000	19,500
Repayments of debt	(436,174)	(4,310)
KFPC proceeds from debt	34,873	14,600
KFPC repayments of debt	(40,990)	(19,594)
Capital lease payments	(44)	(41)
Purchase of treasury stock	(678)	(2,684)
Proceeds from the exercise of stock options	—	1,545
Settlement of interest rate swap	(1,295)	—
Net cash provided by (used in) financing activities	(368,308)	9,016
Effect of exchange rate differences on cash	(7,318)	(1,145)
Net increase (decrease) in cash and cash equivalents	116,469	(48,730)
Cash and cash equivalents, beginning of period	35,033	85,891
Cash and cash equivalents, end of period	$151,502	$37,161

KRATON CORPORATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$208,086			$12,668
Net income attributable to noncontrolling interest			934			944
Consolidated net income			209,020			13,612
Add (deduct):
Income tax (benefit) expense			(36,552)			2,654
Interest expense, net			17,461			18,941
Earnings of unconsolidated joint venture			(101)			(121)
(Gain) loss on extinguishment of debt			13,954			(210)
Other (income) expense			(327)			259
Disposition and exit of business activities			(175,214)			—
Operating income	$17,925	$10,316	$28,241	$9,250	$25,885	$35,135
Add (deduct):
Depreciation and amortization	13,347	17,826	31,173	13,971	17,551	31,522
Disposition and exit of business activities	175,214	—	175,214	—	—	—
Other income (expense)	55	272	327	(427)	168	(259)
Gain (loss) on extinguishment of debt	(13,954)	—	(13,954)	210	—	210
Earnings of unconsolidated joint venture	101	—	101	121	—	121
EBITDA (a)	192,688	28,414	221,102	23,125	43,604	66,729
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	10,148	762	10,910	714	398	1,112
Disposition and exit of business activities	(175,214)	—	(175,214)	—	—	—
(Gain) loss on extinguishment of debt	13,954	—	13,954	(210)	—	(210)
Hurricane related costs (c)	—	—	—	—	5,861	5,861
Hurricane reimbursements (d)	—	—	—	—	(5,220)	(5,220)
Non-cash compensation expense	2,848	—	2,848	3,309	—	3,309
Spread between FIFO and ECRC	6,745	(2,466)	4,279	21,215	(3,364)	17,851
Adjusted EBITDA	$51,169	$26,710	$77,879	$48,153	$41,279	$89,432
__________________________________________________

(a)
Included in EBITDA is a $11.1 million gain on insurance for the three months ended March 31, 2019, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael.

Also included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $3.4 million, which represents revenue deferred until the products are sold under the IRSA.

(b)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(c)	Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold.

(d)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Diluted Earnings Per Share	$6.47	$0.39
Transaction, acquisition related costs, restructuring, and other costs (a)	0.26	0.03
Disposition and exit of business activities	(4.96)	—
(Gain) loss on extinguishment of debt	0.34	(0.01)
Tax restructuring	(1.95)	—
Hurricane related costs (b)	—	0.18
Hurricane reimbursements (c)	—	(0.16)
Spread between FIFO and ECRC	0.11	0.45
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.27	$0.88
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold.

(c)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

POLYMER SEGMENT RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended March 31,
	2020	2019
Gross profit	$68,731	$53,886

Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs	130	—
Non-cash compensation expense	171	199
Spread between FIFO and ECRC	6,745	21,215
Adjusted gross profit (non-GAAP) (a)	$75,777	$75,300

Sales volume (kilotons)	70.8	73.8
Adjusted gross profit per ton (a)	$1,070	$1,021
__________________________________________________

(a)	For the three months ended March 31, 2020, adjusted gross profit and adjusted gross profit per ton, adjusted for the IRSA, would be $72.4 million and $1,037, respectively.